PRINCIPAL UNDERWRITING AGREEMENT

This PRINCIPAL UNDERWRITING AGREEMENT (the “Agreement”) is made this 30th day of September 2011, by and between Maxim Series Fund, Inc. a Maryland corporation (the “Fund”) and GWFS Equities, Inc., a Delaware corporation (the “Distributor”).

WHEREAS, the Fund is registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Fund is a series investment company, and is entering into this Agreement on behalf of, and this Agreement shall apply to, each series of the Fund named in Schedule A (each a “Portfolio,” and collectively, the “Portfolios”), as such schedule may be amended from time to time to add or delete series; and

WHEREAS, the Portfolio shares are or will be registered under the Securities Act of 1933 (the “1933 Act”) and the securities acts of various states and jurisdictions, as required; and

WHEREAS, the Distributor is or will be prior to acting as Distributor of the Portfolios, registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934 and is a member in good standing of the Financial Industry Regulatory Authority; and

WHEREAS, the Distributor desires to act as the principal underwriter of the Fund;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein provided, the Fund and Distributor hereby agree as follows:

1. Appointment of Underwriter. The Fund appoints the Distributor as the sales agent for distribution of the Portfolios (other than sales made directly by the Fund) and agrees that it will deliver to the Distributor such shares of the Portfolios as the Distributor may sell. The Distributor agrees to use its best efforts to promote the sale of the Portfolios, but is not obligated to sell any specific number of shares.

However, the Fund and each Portfolio retain the right to make direct sales of its shares without sales charges consistent with the terms of the then current prospectus and statement of additional information (“SAI”) and applicable law, and to engage in other legally authorized transactions in its shares which do not involve the sale of shares to the general public.

2. Independent Contractor. The Distributor will undertake and discharge its obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind the Fund by its actions, conduct or contracts, except that the Distributor is authorized to accept orders for the purchase or repurchase of shares of the Portfolios as agent of the Fund. The Distributor may appoint sub-agents or distribute the Portfolios through dealers (or otherwise) as it may determine necessary or desirable from time to time. This Agreement shall not, however, be construed as authorizing any dealer or other person to accept orders for sale or repurchase on behalf of the Fund or any Fund or otherwise to act as agent of the Fund or any Portfolio for any purpose.

3. Offering Price. Shares of the Portfolios shall be offered for sale at a price equivalent to their net asset value of that Portfolio or class plus any applicable percentage of the public offering price as sales commission or as otherwise set forth in the then current prospectus and statements of additional information of the Fund relating to the Portfolios. On each business day on which the New York Stock Exchange is open for business, the Fund will furnish the Distributor with the net asset value of the shares of each available Portfolio and class which shall be determined in accordance with the then effective prospectus. All shares will be sold in the manner set forth in the then effective prospectus and SAI, and in compliance with applicable law.

All orders shall be subject to acceptance by the Fund, and the Fund reserves the right, in its sole discretion, to reject any order received. Neither the Fund nor any Portfolio shall be liable to anyone for failure to accept any order.

4. Compensation.

A. Sales Commission. The Distributor shall be entitled to charge a sales commission on the sale or redemption, as appropriate, of each Portfolio and class of the Fund’s shares in the amount of any initial, deferred or contingent deferred sales charge as set forth in the Fund’s then effective prospectus. The Distributor may allow any sub-agents or dealers such commissions or discounts from and not exceeding the total sales commission as the Distributor shall deem advisable, so long as any such commissions or discounts are set forth in the Fund’s current prospectus to the extent required by the applicable Federal and State securities laws. The Distributor may also make payments to sub-agents or dealers from the Distributor’s own resources, subject to the following conditions: (a) any such payments shall not create any obligation for or recourse against the Fund or any Portfolio or class, and (b) the terms and conditions of any such payments are consistent with the Fund’s prospectus and applicable Federal and State securities laws and are disclosed in the Fund’s prospectus or SAI to the extent such laws may require.

B. Distribution and Service Plans. The Distributor shall also be entitled to compensation for the Distributor’s services as provided in any Distribution and Service Plan adopted as to any Portfolio and class of the Fund’s shares pursuant to Rule 12b-1 under the 1940 Act. The compensation provided in any such Distribution and Service Plan (a “12b-1 Plan”) may be divided into a distribution fee and a service fee, as set forth in such Plan and the Fund’s then current prospectus and SAI, each of which is compensation for different services to be rendered to the Fund. Subject to the termination provisions in a 12b-1 Plan, any distribution fee with respect to the sale of a share subject to such Plan shall be earned when such share is sold and shall be payable from time to time as provided in the 12b-1 Plan. The distribution fee payable to the Distributor as provided in any 12b-1 Plan shall be payable without offset, defense or counterclaim (it being understood by the parties hereto that nothing in this sentence shall be deemed a waiver by the Fund of any claim the Fund may have against the Distributor).

5. Orders and Payment for Shares. Orders for Fund shares shall be directed to the Fund’s shareholder services agent, for acceptance on behalf of the Fund. At or prior to the time of delivery of any of the Fund’s shares, the Distributor will pay or cause to be paid to the custodian of the Fund’s assets, for the Fund’s account, an amount in cash or other consideration as described from time to time in any then effective Fund prospectus equal to the net asset value of such shares. Sales of shares shall be deemed to be made when and where accepted by the Fund’s shareholder services agent. The Fund’s custodian and shareholder services agent shall be identified in its prospectus or SAI.

6. Purchases for Distributor’s Own Account and Scheduled Variations in Sales Loads. The Distributor shall not purchase shares of any Portfolio for its own account for purposes of resale to the public, but it may purchase shares for its own investment account upon its written assurance to the Fund that the purchase is for investment purposes only and that the shares will not be resold except through redemption by the Fund.

The Distributor may sell Fund shares at net asset value to certain of the Distributor’s and the Fund’s affiliated persons or otherwise pursuant to the applicable provisions of the Federal securities statutes and rules or regulations thereunder (the “Rules and Regulations”), including Rule 22d-1 under the 1940 Act, as amended from time to time, and as set forth in the prospectus and SAI.

7. Allocation of Expenses. The Fund shall pay (or enter into arrangements providing that persons other than the Fund shall pay) the expenses:

(a) Of the preparation and typesetting of the audited and certified financial statements to be included in any Post-Effective Amendments (“Amendments”) to the Fund’s Registration Statement under the 1933 Act or 1940 Act, including the prospectus, the summary prospectus and SAI included therein;

(b) Of the preparation, including legal fees, and typesetting of all Amendments or supplements filed with the Securities and Exchange Commission, including the copies of the prospectuses, summary prospectuses and SAIs included in the Amendments, other than those necessitated by the Distributor’s (including its affiliates’) activities or Rules and Regulations related to the Distributor’s activities where such Amendments or supplements result in expenses which the Fund would not otherwise have incurred;

(c) Of the preparation, printing, mailing and distribution of any reports or communications which the Fund sends to the Fund’s existing shareholders, including expenses associated with printing, mailing and distributing annually any updated prospectus, summary prospectus, report or SAI to existing shareholders, other than those necessitated by the Distributor’s (including the Distributor’s affiliates’) activities or Rules and Regulations related to the Distributor’s activities where such communications result in expenses which the Fund would not otherwise have incurred;

(d) Of printing, mailing and distribution of any prospectus or summary prospectus included with the confirmation of any purchase order of Fund shares;

(e) Of reimbursing the reasonable costs of dealers that elect to “print on demand” any prospectus or summary prospectus included with the confirmation of any purchase order of Fund shares; and

(f) Of filing and other fees to Federal and State securities regulatory authorities necessary to continue offering the Fund’s shares.

The Distributor will pay (or enter into arrangements providing that persons other than the Distributor shall pay) the expenses:

(a) Of the preparation, including legal fees, typesetting, printing, and distributing (including mailing) of all Amendments and supplements to the Fund’s prospectuses, summary prospectuses and SAIs if the Amendment or supplement arises from the Distributor’s (including the Distributor’s affiliates’) activities or Rules and Regulations related to the Distributor’s activities and those expenses would not otherwise have been incurred by the Fund;

(b) Of printing and distributing (including mailing) additional copies, for use by the Distributor as sales literature or for other marketing or offering purposes, of reports, prospectuses, summary prospectuses, SAIs, supplements or other communications, which the Fund has prepared for distribution to the Fund’s existing shareholders; and

(c) Incurred by the Distributor in advertising, promoting and selling the Fund’s shares.

The Fund acknowledges that some of the expenses to be borne by the Distributor under (b) and (c) as set forth above, may be paid from Rule 12b-1 fees that the Distributor receives from the applicable class of the Fund from time to time.

8. Furnishing of Information. The Fund will furnish to the Distributor such information with respect to the Fund and the Portfolios and each class of shares in such form and signed by such officers of the Fund as the Distributor may reasonably request, and the Fund warrants that the statements therein contained when so signed will be true and correct. The Fund will also furnish to the Distributor such information and will take such action as the Distributor may reasonably request in order to qualify the shares for sale to the public under the blue sky laws or in jurisdictions in which the Distributor may wish to offer them. If requested by the Distributor, the Fund will furnish to the Distributor at least annually audited financial statements of its books and accounts certified by independent public accountants, and such additional information regarding its financial condition, as the Distributor may reasonably request from time to time. The Fund shall advise the Distributor promptly of (a) any action of the Securities and Exchange Commission or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Fund, a Portfolio or the shares thereof, or rights to offer such shares for sale and (b) the happening of any event which makes untrue any statement or which requires the making of any change in the Registration Statement or prospectus in order to make the statements therein not misleading.

9. Conduct of Business. Other than currently effective prospectuses and statements of additional information, the Distributor will not issue any sales material or statements except literature or advertising which conforms to the requirements of federal and state securities laws and rules and regulations thereunder and which have been filed, where necessary, with the appropriate regulatory authorities. The Distributor will furnish to the Fund copies of all such material prior to its use and no such material shall be published if the Fund shall reasonably and promptly object.

The Distributor shall comply with the applicable federal and state laws and regulations where shares of the Portfolios are offered for sale and conduct its affairs with the Fund and with dealers, brokers or investors in accordance with FINRA rules and the Conduct Rules of the National Association of Securities Dealers, Inc.

10. Redemption or Repurchase within Seven Days. If shares of a Portfolio are tendered to the Fund for redemption or are repurchased by the Fund within seven (7) business days after the Distributor’s acceptance of the original purchase order for such shares, the Distributor will immediately refund to the Fund the full amount of any sales commission (net of allowances to dealers or brokers) allowed to the Distributor on the original sale, and will promptly, upon receipt thereof, pay to the Fund any refunds from dealers or brokers of the balance of sales commissions reallowed by the Distributor. The Fund shall notify the Distributor of such tender for redemption within ten (10) days of the day on which notice of such tender for redemption is received by the Fund.

11. Other Activities. Services provided by the Distributor pursuant to this Agreement shall not be deemed to be exclusive, and the Distributor may render similar services and act as an underwriter, distributor or dealer for other Portfolios of the Fund and other investment companies.

12. Term of Agreement. This Agreement shall become effective on the date indicated and shall remain in effect for a period of two (2) years from the date of this Agreement. This Agreement shall continue annually thereafter for successive one (1) year periods if approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Directors of the Fund (the “Directors”), and (ii) by a vote of a majority of the Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

13. Termination. This Agreement: (i) may be terminated at any time without the payment of any penalty, either by vote of the Directors or by a vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Distributor; (ii) shall terminate immediately in the event of its assignment; and (iii) may be terminated by the Distributor on sixty (60) days’ written notice to the Fund.

14. Suspension of Sales. The Fund reserves the right at all times to suspend or limit the public offering of shares upon written notice to the Distributor.

15. Indemnification of Distributor. The Fund shall indemnify, defend and hold harmless the Distributor, its officers and directors and any person who controls the Distributor within the meaning of the 1933 Act, from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Distributor, its officers and directors or any such controlling person may incur under the 1933 Act, the 1940 Act, the common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or the prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either or necessary to make the statements in either not misleading. This Agreement shall not be construed to protect the Distributor against any liability to the Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. This indemnity agreement is expressly conditioned upon the Fund being notified of any action brought against the Distributor, its officers or directors or any such controlling person, which notification shall be in writing addressed to the Fund at its principal office and sent to the Fund by the person against whom such action is brought within a reasonable time after the summons or other first legal process shall have been served. The failure to notify the Fund of any such action shall not relieve the Fund from any liability which it may have to the person against whom such action is brought by reason of any such alleged untrue statement or omission otherwise than on account of the indemnity agreement contained in this Section 15. The Fund shall be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, the defense shall be conducted by counsel chosen by the Fund and approved by the Distributor. If the Fund elects to assume the defense of any such suit and retain counsel approved by the Distributor, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in the case the Fund does not elect to assume the defense of any such suit, or in the case the Distributor reasonably does not approve of counsel chosen by the Fund, the Fund will reimburse the Distributor, its officers and directors or the controlling person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by the Distributor or them. In addition, the Distributor shall have the right to employ counsel to represent it, its officers and directors and any such controlling person who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Distributor against the Fund hereunder if in the reasonable judgment of the Distributor it is advisable for the Distributor, its officers and directors or such controlling person to be represented by separate counsel, in which event the fees and expenses of such separate counsel shall be borne by the Fund. This indemnity agreement and the Fund’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor, its officers and directors or any such controlling person. This indemnity agreement shall inure exclusively to the benefit of the Distributor and its successors, the Distributor’s officers and directors and their respective estates and any such controlling persons and their successors and estates. The Fund shall promptly notify the Distributor of the commencement of any litigation or proceedings against it in connection with the issue and sale of any shares. No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of this Section 15, without the prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This Section 15 shall survive the termination of this Agreement.

16. Indemnification of Fund. The Distributor agrees to indemnify, defend and hold harmless the Fund, its officers and Directors and any person who controls the Fund within the meaning of the

1933 Act, from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Fund, its officers or Directors or any such controlling person, may incur under the 1933 Act, the 1940 Act, the common law or otherwise, but only to the extent that such liability or expense incurred by the Fund, its officers or Directors or such controlling person resulting from such claims or demands shall arise out of or be based upon (a) any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Fund specifically for use in the Registration Statement or the Prospectus or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or the Prospectus or necessary to make such information not misleading, (b) any alleged act or omission on the Distributor’s part as the Fund’s agent that has not been expressly authorized by the Fund in writing, and (c) any claim, action, suit or proceeding which arises out of or is alleged to arise out of the Distributor’s failure to exercise reasonable care and diligence with respect to its services rendered in connection with investment, reinvestment, employee benefit and other plans for shares. The foregoing rights of indemnification shall be in addition to any other rights to which the Fund or a Director may be entitled as a matter of law. This indemnity agreement is expressly conditioned upon the Distributor being notified of any action brought against the Fund, its officers or Director or any such controlling person, which notification shall be given in writing addressed to the Distributor at its principal office, and sent to the Distributor by the person against whom such action is brought, within a reasonable time after the summons or other first legal process shall have been served. The failure to notify the Distributor of any such action shall not relieve the Distributor from any liability which it may have to the Fund, its officers or Directors or such controlling person by reason of any alleged misstatement, omission, act or failure on the Distributor’s part otherwise than on account of the indemnity agreement contained in this Section 16. The Distributor shall have a right to control the defense of such action with counsel of its own choosing and approved by the Fund if such action is based solely upon such alleged misstatement, omission, act or failure on the Distributor’s part, and in any other event the Fund, its officers and Directors or such controlling person shall each have the right to participate in the defense or preparation of the defense of any such action at their own expense. If the Distributor elects to assume the defense of any such suit and retain counsel approved by the Fund, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in case the Distributor does not elect to assume the defense of any such suit, or in the case the Fund reasonably does not approve of counsel chosen by the Distributor, the Distributor will reimburse the Fund, its officers and Directors or the controlling person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by the Fund or them. In addition, the Fund shall have the right to employ counsel to represent it, its officers and Directors and any such controlling person who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Fund against the Distributor hereunder if in the reasonable judgment of the Fund it is advisable for the Fund, its officers and Directors or such controlling person to be represented by separate counsel, in which event the fees and expense of such separate counsel shall be borne by the Distributor. This indemnity agreement and the Distributor’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund, its officers and Directors or any such controlling person. This indemnity agreement shall inure exclusively to the benefit of the Fund and its successors, the

Fund’s officers and Directors and their respective estates and any such controlling persons and their successors and estates. The Distributor shall promptly notify the Fund of the commencement of any litigation or proceedings against it in connection with the issue and sale of any shares. No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of this Section 16, without the prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This Section 16 shall survive the termination of this Agreement.

17. Privacy Law. The Distributor will comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations.

18. Confidentiality. The Distributor agrees to treat all records and other information related to each Portfolio as proprietary information of that Portfolio and, on behalf of itself and its employees, to keep confidential all such information, except that the Distributor may: (i) disclose portfolio holdings of a Portfolio solely in accordance with the Portfolio’s portfolio holdings disclosure policies and procedures; (ii) release such other information as approved in writing by a Portfolio, which approval shall not be unreasonably withheld, provided, however, that the Distributor may release any information regarding a Portfolio without the consent of that Portfolio if the Distributor reasonably believes that it may be exposed to civil or criminal legal proceedings for failure to comply, when requested to release any information by duly constituted authorities or when so requested by a Portfolio; (iii) disclose information that is generally known or available to the public through no fault or breach by the Distributor; and (iv) disclose information to Maxim Capital Management, LLC, its employees and agents.

19. Miscellaneous. This Agreement shall be subject to the laws of the State of Colorado and shall be interpreted and construed to further and promote the operation of the Fund as an open-end investment company. As used herein, the terms “net asset value,” “offering price,” “investment company,” “open-end investment company,” “assignment,” “principal underwriter,” “interested person,” and “majority of the outstanding voting securities,” shall have the meanings set forth in the 1933 Act and the 1940 Act, as applicable, and the rules and regulations thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized at Greenwood Village, Colorado, on the day and year first written above.

MAXIM SERIES FUND, INC.		GWFS EQUITIES, INC.

By:	/s/ M.C. Maiers	By:	/s/ C.P. Nelson
Name:	M.C. Maiers	Name:	C.P. Nelson
Title:	Chief Financial Officer & Treasurer	Title:	President & Chief Executive Officer

Schedule A

Maxim SecureFoundationSM Balanced ETF Portfolio